Exhibit 99.1

NEWS	CONTACT: Murray H. Gross, President & CEO

U.S. Home Systems, Inc.

214.488.6300 mgross@ushomesystems.com

Terri MacInnis, Dir. of Investor Relations

Bibicoff & Associates, Inc.

818.379.8500 terrimac@pacbell.net

U.S. HOME SYSTEMS REPORTS OPERATING RESULTS FOR

THIRD QUARTER AND NINE-MONTH PERIODS

Third Quarter Net Income of $0.11 Per Share

Third Quarter Revenue Increased 31% to Record $30.2 Million

DALLAS, TX. NOV. 10, 2005 — U.S. Home Systems, Inc. (NasdaqNMS: USHS) today reported financial results for the third quarter and nine-month periods ended September 30, 2005. For the third quarter 2005, consolidated revenues increased 31.1% to a record $30,221,000 as compared with $23,054,000 in the three months ended September 30, 2004. Net income from continuing operations for the third quarter 2005 was $863,000, or $0.11 per share, as compared with a net loss of $716,000, or $0.09 per share, for the third quarter 2004.

For the nine months ended September 30, 2005, consolidated revenues increased 19.5% to a record $77,719,000 as compared with $65,056,000 in the prior year period. Net loss from continuing operations was $819,000, or $0.10 per share, as compared with a net loss of $612,000, or $0.09 per share, for the nine months ended September 30, 2004. The net loss in the nine months ended September 30, 2005 included a pre-tax restructuring charge of $1,321,000 related to the Company’s reorganization of its exterior products operations of which $1,129,000 represented a non-cash charge for impairment of certain deck manufacturing equipment. Excluding the restructuring charge, net loss from continuing operations for the nine months ended September 30, 2005 was $6,000.

“We are very pleased with the improvement in our financial performance in the quarter and we are particularly encouraged by the positive direction of our exterior products business,” said Murray H. Gross, Chairman, President and Chief Executive Officer of USHS. “We are continuing to execute our plan of growing revenues and containing costs. Our financial and human resources are focused on growing our home improvement operations through our strategic alliance with The Home Depot.”

USHS is engaged in two lines of business - the home improvement and the consumer finance business. The Company’s home improvement operations include two reporting segments, the interior products segment and the exterior products segment. In the interior products segment, principal product lines include kitchen and bathroom cabinetry and cabinet refacing products and countertops. In the exterior products segment, the product line includes wood decks and related accessories. At September 30, 2005, the Company’s kitchen and bath products were available to The Home Depot customers in approximately 535 stores as compared with approximately 300 stores at September 30, 2004. Wood deck products were being offered in approximately 400 stores at September 30, 2005 as compared with 240 stores at September 30, 2004.

- Continued –

USHS REPORTS Q3 2005 RESULTS

Interior Products Segment - Revenues in the third quarter 2005 increased $5,936,000, or 38.9%, to $21,207,000 from $15,271,000 in the third quarter last year. For the nine months ended September 30, 2005, revenues in the interior products segment increased $15,716,000, or 36.5%, to $58,767,000 from $43,051,000 in the same period last year. The increase in revenues principally reflects the expansion of the Company’s interior products operations serving The Home Depot.

Net income from continuing operations in the interior products segment was $726,000 for the third quarter 2005 as compared with $98,000 for third quarter 2004. For the nine months ended September 30, 2005, net income from continuing operations was $1,759,000 as compared with $291,000 for same period last year.

Exterior Products Segment - Revenues in the exterior products segment were $7,450,000 in the third quarter 2005, an increase of 17.0% from $6,365,000 in the same quarter last year. For the nine months ended September 30, 2005, revenues in the exterior products segment were $14,332,000 as compared with $17,705,000 in the same period last year.

Net income in the exterior products segment was $293,000 for third quarter 2005 as compared with a net loss of $730,000 in the prior year quarter. For the nine months ended September 30, 2005, net loss was $2,247,000 as compared with a loss of $849,000 for the same period last year. Excluding the restructuring charge, net loss for the nine months ended September 30, 2005 was $1,434,000.

“Since October 2004 we have taken a number of actions to return our deck business to profitability,” said Gross. “Last quarter we implemented a full restructuring of our deck operations and consolidated manufacturing into our Woodbridge, Virginia facility. We ceased manufacturing decks at our other three facilities, converting them into sales, installation and warehouse centers. We currently supplement our manufacturing capacity by purchasing deck component parts from Universal Forest Products. These actions have resulted in a significant reduction in our deck manufacturing operating expenses. In addition, in the third quarter we increased our installation capacity by supplementing our deck installation workforce with subcontractor installers. We believe that we can more effectively control and balance our labor resources and costs during seasonal variations in our deck business with a combination of employee installers and subcontractors.”

Gross continued, “We achieved an operating profit in the third quarter in our deck business as a result of having a large backlog of orders at the beginning of the quarter coupled with reduced operating costs and increased installation capacity. Although we will continue to benefit from reduced operating costs and leveraging outsourced labor resources, we are entering the historical seasonal decline in the deck business and consequently we expect to incur an operating loss in our deck business in the fourth quarter 2005.”

Consumer Finance Operations: Third quarter revenues in this business segment were $1,564,000 as compared with $1,418,000 in the prior year quarter. For the nine months ended September 30, 2005, revenues were $4,620,000 as compared with $4,300,000 in the prior year period.

- Continued –

USHS REPORTS Q3 2005 RESULTS

Net loss for the finance segment was $156,000 in the third quarter 2005 as compared with a loss of $84,000 for the same period last year. For the nine months ended September 30, 2005, net loss was $331,000 as compared with a loss of $54,000 in the prior year period.

Gross concluded, “Overall demand for our home improvement products remains very strong. We believe new opportunities will be presented to us by The Home Depot as we continue to demonstrate our success in The Home Depot programs. We continue to aggressively seek opportunities to grow our finance business and our RIO portfolio.”

Management of USHS will host a conference call to discuss its third quarter and nine months 2005 results at 9:30 a.m. CST, Thursday, November 10, 2005.

To participate in the call, please dial 866-203-3436 (international callers dial 617-213-8849) at least five minutes prior to the start time of the call. The pass code for the call is 45848404. The call will also be simulcast and can be accessed on the Internet by individual investors at www.earnings.com and accessed by institutional investors at www.streetevents.com.

For those who cannot listen to the live broadcast, an audio replay of the call will be available on these web sites for 14 days. A telephone replay of the call will also be available through November 17, 2005. To listen to the telephone replay, dial 888-286-8010 (617-801-6888 outside the U.S.) and enter conference replay pass code 83510738.

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USHS REPORTS Q3 AND NINE-MONTH 2005 RESULTS

FINANCIAL HIGHLIGHTS

	(unaudited)
Consolidated Statements of Operations (In thousands, except shares and per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues	$30,221	$23,054	$77,719	$65,056
Operating income (loss)	1,458	(1,074)	(1,111)	(851)
Income (loss) for continuing operations before income taxes	1,386	(1,148)	(1,302)	(972)
Income tax expense (benefit)	523	(432)	(483)	(360)
Net income (loss) from continuing operations	863	(716)	(819)	(612)
Net gain on discontinued operations	—	228	29	255
Net income (loss)	$863	$(488)	$(790)	$(357)
Net income (loss) per common share – basic and diluted:
Continuing operations	$0.11	$(0.09)	$(0.10)	$(0.09)
Discontinued operations	—	$0.03	—	$0.04
Net income (loss)	$0.11	$(0.06)	$(0.10)	$(0.05)
Number of weighted-average shares of common stock outstanding – basic	7,921,071	7,884,274	7,900,644	7,010,090
Number of weighted-average shares of common stock outstanding – diluted	8,027,251	7,884,274	7,900,644	7,010,090

Segment Information:
Revenues:
Interior Products	$21,207	$15,271	$58,767	$43,051
Exterior Products	7,450	6,365	14,332	17,705
Consumer Finance	1,564	1,418	4,620	4,300
Total	$30,221	$23,054	$77,719	$65,056
Net Income (loss) from continuing operations:
Interior Products	$726	$98	$1,759	$291
Exterior Products	293	(730)	(2,247)	(849)
Consumer Finance	(156)	(84)	(331)	(54)
Total	$863	$(716)	$(819)	$(612)

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USHS REPORTS Q3 AND NINE-MONTH 2005 RESULTS

About U.S. Home Systems, Inc.

U.S. Home Systems, Inc. (www.ushomesystems.com) manufactures or procures designs, sells and installs custom quality specialty home improvement products and provides financing services to customers of residential contractors throughout the United States. The Company’s home improvement products are marketed directly to consumers through a variety of media sources under nationally recognized brands, including The Home Depot® Kitchen and Bathroom Refacing, The Home Depot Installed Decks and Century 21 Home Improvement, and under our Facelifters brand. The Company’s product lines include replacement kitchen cabinetry, kitchen cabinet refacing and countertop products utilized in kitchen remodeling, bathroom refacing and related products utilized in bathroom remodeling, wood decks and related accessories, replacement windows and patio doors. The Company manufactures its own cabinet refacing products, bathroom cabinetry and wood decks. The Company’s consumer financing business purchases retail installment obligations from residential remodeling contractors throughout the United States, including contracts originated by our own home improvement operations.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on a number of assumptions, including expectations for continued market growth and anticipated revenue levels. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. The Company’s ability to continue to grow sales and to expand geographically and through new products and acquisitions will be key to its success in the future. If the industry’s or the Company’s performance differs materially from these assumptions or estimates, U.S. Home Systems’ actual results could vary significantly from the estimated performance reflected in any forward-looking statements.

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